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                                                                   EXHIBIT 21.01


                              The St. Joe Company
                              Subsidiaries Listing



The St. Joe Company
  Florida East Coast Industries, Inc.
    Gran Central Corporation
  Florida East Coast Railway Company
  Advantis Real Estate Services Company
  St. Joe Timberland Company
  Apalachicola Northern Railroad Company
  Talisman Sugar Corporation
  St. Joe/Arvida Company, Inc.
  St. Joe Real Estate Services, Inc.
  St. Joe Capital I (Incorporated in Delaware)
  St. Joe Capital II (Incorporated in Delaware)


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- All subsidiaries unless otherwise noted are incorporated in the State of
  Florida